Exhibit 10.1

Dimus Partners, LLC
1403 West 6th Street
Austin, TX 78703

James Patton
Managing Partner
888.413.4687

May 28, 2008

Jimmy Jacobs Custom Homes
P. O. Box 249
Georgetown, Texas 78627
Attn: Terry Montgomery

Dear Terry:

This letter is intended to convey a preliminary indication of Dimus Partners (“Dimus”) in initiating a transaction with Jimmy Jacobs Custom Homes (the “Company”).

Transaction.  The transaction (the “Transaction”) would involve Dimus and the Company entering into a contractual arrangement whereby the Company would provide certain business process expertise and time of its managerial leadership team for development of financial software application.  The business process expertise to be provided as part of the Transaction may include, but are not limited to, the following:

• Home scheduling history
• Historical list of subcontractors bids v. actual
• Historical list of Jimmy Jacobs budgets v. actuals
• Historical home specifications (i.e. square footage, style #, etc.)
• Company financials to match time period for scheduling, bid and budget periods
• Departmental overviews with managers
• Project Management logs
• Work space at the Company allowing team members from Dimus to work on location with the Company

We also intend to discuss the detailed structure of the Transaction with the Company in order to determine the most mutually advantageous way to accomplish a transaction.

As noted below, completion of the Transaction is subject to (i) approval by the appropriate individuals at both companies, and (ii) the execution and delivery of mutually satisfactory definitive agreements reflecting a mutually satisfactory structure for the transaction.

Due Diligence Requirements.  We would expect to conduct a customary business, technology, financial and legal due diligence investigation of the Company and the services that it would or could provide as part of the Transaction.  Our investigation must include, among other things, access to customary information regarding the Company’s financials and prospects, a review of operations, and discussions with members of management.  To date, most of this work has been concluded and accepted by Dimus.  Likewise, the Company is granted the same access to Dimus.

Topics to be Considered.  Topics to be considered in the review and discussion of the Transaction may include, but are not limited to, the following:

▪      Operational Processes

o	Detailed process flows describing working relationship
o	Service model and service experience for subcontractors and customers
o	Data exchange requirements
o	Financial information
o	Service Level Agreements
o	Issue resolution / escalation procedures
o	Performance Guarantees
o	Conversion – Should change in ownership or management occur

▪      Business continuity plan

o	Business continuity / business resumption evaluation

▪      Accounting

o	Pricing process
o	Accounting flow

Other Considerations/Third Party Approvals.  As noted above, any transaction would be contingent upon agreeing on a mutually advantageous transaction structure and entering into definitive agreements containing terms, conditions, representations, warranties, covenants and other provisions appropriate for a transaction of this nature.  We also would need to engage in additional discussions with the Company to develop a firm sense of the consents and approvals necessary to consummate a transaction.

Exclusive Period.  We would expect to devote monetary and human resources to the transaction, and expect that the Company would enter into an exclusivity agreement on customary terms and conditions that would provide for a two (2) year exclusivity period during which the Company and its representatives would not enter into any other contractual arrangements of a similar nature.

Product.  Dimus Partners, LLC agrees to work in line with certain managerial leaders within the Company for the purpose of building the Dimus Trace Application Suite – Home Builder Edition (“DTAS – HBE”).  The product suite may include, but is not limited to, the following:

•
Schedule Trace -  Monitors and predicts the work breakdown structure of a given home site or project and tracks past actuals against estimates to learn operation distributions, providing more accurate future schedules

•	Budget Trace - Monitors and predicts the financials of a given home or project based on past budget actuals versus estimates and models budgetary characteristics of a builders throughput.

•	Bid Trace - Advises and establishes the “correct” bid for a given home or project to maximize return.
•
Financial Trace - Combining the output of the other TRACE modules, the “Financial TRACE” module provides detailed analysis of company financials to allow better day-to-day management decisions, uses industry comparisons, KPIs, and key management metrics.

•
Overhead Trace - Gaining a detailed understanding of the Company’s fixed costs and how they should be more accurately allocated against the produced homes, so to provide the most accurate understanding of the home’s “true” costs is an extremely valuable exercise. The “Overhead TRACE” module allows custom home builder’s to uncover non-intuitive associations around their internal fixed costs, and, more importantly, immediately begin using this information to increase profits

Consideration.  Dimus would provide the resulting software application free of charge with a twelve month free service agreement to the Company.  In addition, the Company will be given an option grant providing the Company with the right to buy a twenty (20) percent stake in the marketing of the resulting product.  The option price will be set at twenty (20) percent of associated business costs expected to bring the DTAS – HBE product to market (i.e. COGS, operations, facility, marketing, sales, and reasonable associated business costs).  Thus, the option results in twenty (20) percent of all related profits (revenues less any costs due to COGS, operations, marketing, sales, or associated business costs of product) to be paid to the Company.  This option grant is limited to the sales for profit of the DTAS – HBE product, and option grant will be held open for a period of ninety (90) days after final delivery of product or last module to the Company.  A notice delivered by Dimus will be sent upon final delivery of product or upon final delivery of the last module developed to the Company.

Confidentiality.  Our interest in pursuing a transaction involving the Company, the fact and content of this letter, and related discussions pertaining to the Company’s business should be held strictly confidential and should not be disclosed to any person or entity, except as may be required by law.

Please indicate your agreement to the above by signing and returning a copy of this letter.

Very truly yours,

Dimus Partners, LLC

By: /s/ James Patton
Name: James G. Patton
Title: Managing Partner

ACCEPTED AND AGREED:

Jimmy Jacobs Custom Homes

By: /s/ Terry Montgomery
Name: Terry Montgomery
Title: President